Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-70050, 33-80985, 333-32237 and 333-57754 of Aldila, Inc. on Form S-8 and Registration Statement Nos. 33-81792 and 333-117883 on Form S-3 of our report dated February 13, 2004, appearing in this Annual Report on Form 10-K/A of Aldila, Inc. for the year ended December 31, 2003.

PETERSON & CO., LLP

San Diego, California

March 22, 2005